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                         AGREEMENT AND PLAN OF MERGER


    THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement") is entered into as of the 20th day of May, 1997, in accordance with Section 252 of the General Corporation Law of the State of Delaware, as amended, and RCW 23B.11.070, by and between New Physio Corporation, a Washington corporation ("Surviving Corporation"), and Physio-Control International Corporation, a Delaware corporation ("Merging Corporation"). Surviving Corporation and Merging Corporation are sometimes collectively referred to hereinafter as the "Constituent Corporations."

                                   RECITALS

    A. The respective boards of directors of Merging Corporation and Surviving Corporation have determined it in the best interest of each respective Constituent Corporation to merge (the "Merger") Merging Corporation with and into Surviving Corporation.

    B. The board of directors of Merging Corporation recommended approval of the Merger by the Merging Corporation shareholders and presented such proposal to the shareholders at the 1997 annual meeting held on May 1, 1997, and the shareholders approved such Merger at the meeting.

    C. The Constituent Corporations now desire the Merger to be effected pursuant to the terms and conditions of this Merger Agreement.

                                   AGREEMENT

    NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

    1.   GENERAL.

         1.1 THE MERGER. On the Effective Date (as herein defined) of the Merger, Merging Corporation shall be merged with and into Surviving Corporation and the separate existence of Merging Corporation shall cease and Surviving Corporation shall survive such Merger.

         1.2 ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation of Surviving Corporation as in effect immediately prior to the Effective Date shall be the Articles of

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Incorporation of the Surviving Corporation, except that Article I of the
Articles of Incorporation of Surviving Corporation hereby is amended and restated as follows:

    The name of the corporation is Physio-Control International Corporation.

    The By-laws of Surviving Corporation as in effect immediately prior to the Effective Date shall be the By-laws of the surviving corporation.

         1.3 DIRECTORS AND OFFICERS. The directors of Merging Corporation in office on the Effective Date shall become the directors of the surviving corporation, until their successors shall have been elected and qualified. The officers of Merging Corporation in office on the Effective Date shall become the officers of the surviving corporation, until their successors shall have been elected and qualified.

         1.4 PROPERTY AND LIABILITIES OF CONSTITUENT CORPORATIONS. On the Effective Date, the separate existence of Merging Corporation shall cease and Merging Corporation shall be merged into the surviving corporation. The Surviving Corporation, from and after the Effective Date, shall possess all the rights, privileges, powers and franchises of whatsoever nature and description, of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; all rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, of and debts due to either of the Constituent Corporations on whatever account as , well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all other interests shall be thereafter as effectually the property of the surviving corporation as they were of the several and respective Constituent Corporations and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. All rights of creditors and all liens upon the property of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations thenceforth shall attach to the surviving corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. Any claim existing or action or proceeding, whether civil, criminal or administrative pending by or against either Constituent Corporation may be prosecuted to judgment or decree as if the Merger had not taken place, or the surviving corporation may be substituted in such action or proceeding.

         1.5 FURTHER ASSURANCES. Merging Corporation agrees that, at any time, or from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, it will execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding officers of the Surviving Corporation, all such conveyances, assignments, transfers, deeds or other instruments, and will take or cause to be taken such further or other action as the Surviving Corporation, its successors or assigns may deem necessary or desirable in order to evidence the transfer, vesting or devolution of any

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property, right, privilege or franchise or to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, franchises and interests referred to in this Section 1 herein and otherwise to carry out the intent and purposes hereof.

         1.6 SHAREHOLDER APPROVAL. In order for the Merger to be effective, a majority of the shareholders of the Merging Corporation entitled to vote thereon must approve the Merger ("Shareholder Approval") at the 1997 Annual Meeting, which Shareholder Approval was received on May 1, 1997.

         1.7 EFFECTIVE DATE. With receipt of Shareholder Approval as provided in Section 1.6 above, this Merger Agreement shall become effective at 4:59 p.m. Pacific time on the later of (a) the day on which an executed counterpart of a Certificate of Ownership and Merger is filed with the Secretary of State of the State of Delaware in the manner required by the General Corporation Law of the State of Delaware and (b) the day on which an executed counterpart of Articles of Merger containing this Merger Agreement are filed with the Secretary of State of Washington in the manner required by the Washington Business Corporation Act or (c) a later specified effective date as set forth in the Articles of Merger so filed with the Secretaries of State (the "Effective Date").

    2.   CAPITAL STOCK OF THE SURVIVING CORPORATION.

         2.1 MERGING CORPORATION SHARES. Each share of the Common Stock of Merging Corporation issued and outstanding immediately prior to the Effective Date, upon the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted into one validly issued, fully paid and non-assessable share of Common Stock of Surviving Corporation.

         2.2 SURVIVING CORPORATION SHARES. On the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, each share of Common Stock of Surviving Corporation outstanding immediately prior thereto shall be canceled and returned to the status of authorized but unissued shares.

         2.3 EXCHANGE OF STOCK CERTIFICATES. On and after the Effective Date, the shareholders of Merging Corporation may surrender to Surviving Corporation the certificate or certificates which represent shares of capital stock of Merging Corporation to an agent designated by Surviving Corporation, and shall thereupon be entitled to receive such number of shares of capital stock of Surviving Corporation in accordance with this Section 2.

         2.4 STOCK OPTIONS AND EXCHANGE RIGHTS. Pursuant to the provisions of the Delaware General Corporation Law and the Washington Business Corporation Act, Surviving Corporation shall (a) assume Merging Corporation's 1997 Amended and Restated Stock and Incentive Agreement (the "1997 Plan"), Physio-Control International Corporation Employee

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Share Purchase Plan (the "ESPP") and all obligations thereunder and stock options issued pursuant thereto, and (b) reserve for issuance upon the exercise of outstanding and future stock options granted pursuant to the 1997 Plan, and reserve for issuance shares subject to purchase under the ESPP, the number of shares of Common Stock as set forth in each plan.

    3.   MISCELLANEOUS.

         3.1 COUNTERPARTS. This Merger Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one Merger Agreement.

IN WITNESS WHEREOF, the Constituent Corporations have executed this Merger Agreement as of the date and year first above written.


                                       MERGING CORPORATION:

                                       Physio-Control International Corporation, a Delaware corporation


                                             /s/ V. Marc Droppert
                                       By______________________________________
                                             V. Marc Droppert
                                             Secretary


                                       SURVIVING CORPORATION:

                                       New Physio Corporation,
                                       a Washington corporation


                                             /s/ V. Marc Droppert
                                       By______________________________________
                                             V. Marc Droppert
                                             Secretary

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